UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2012

ALLIANCE HEALTHCARE SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-16609	33-0239910
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Bayview Circle, Suite 400

Newport Beach, CA 92660

(Address of principal executive offices, including zip code)

(949) 242-5300

(Registrant’s telephone number, including area code)

Not Applicable

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a – 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 26, 2012, the Board of Directors of the Company adopted a resolution expanding the board from seven to eight directors, and appointed Scott A. Bartos to serve as an independent director of the Company and a member of the Audit Committee. Each appointment will become effective on December 1, 2012, and Mr. Bartos will stand for re-election as a director at our next annual shareholders’ meeting. Once effective, his appointment as an independent director and Audit Committee member will result in the Company regaining compliance with the New York Stock Exchange’s audit committee composition requirement, as set forth in Section 303A.07(a) of the NYSE Listed Company Manual.

There are no arrangements or understandings between Mr. Bartos and any other persons pursuant to which Mr. Bartos was appointed a director of the Company. There are no transactions in which Mr. Bartos has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Bartos will receive compensation for his service on the Board of Directors consistent with the Company’s standard compensatory arrangement for non-employee directors. A description of the Company’s non-employee director compensation program can be found under the caption “Directors’ Compensation” in the Company’s proxy statement for its 2012 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on April 4, 2012.

The Company’s press release dated October 29, 2012, with respect to Mr. Bartos’ appointment, is annexed to this Report as Exhibit 99.1.

Item 9.01: Financial Statements and Exhibits

(d) Exhibits:

99.1	Text of Press Release, dated October 29, 2012, titled, “Alliance HealthCare Services Appoints Scott A. Bartos to its Board of Directors.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2012,	/s/ Howard K. Aihara
Name: Howard K. Aihara
Title: Executive Vice President
and Chief Financial Officer